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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                                  Commission File Number: 0-9109


                           LA QUINTA PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                           909 Hidden Ridge, Suite 600
                               Irving, Texas 75038
                                 (214) 492-6600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(ii)        [ ]
     Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(ii)        [ ]
     Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6                  [ ]
     Rule 12h-3(b)(1)(i)      [ ]

                Approximate number of holders of record as of the
                         certification or notice date: 0


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         Pursuant to the requirements of the Securities Exchange Act of 1934, La
Quinta Properties, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  January 3, 2002              LA QUINTA PROPERTIES, INC.


                                    By: /s/ DAVID L. REA
                                        ---------------------------------------
                                        Name:  David L. Rea
                                        Title: Executive Vice President, Chief
                                               Financial Officer and Treasurer